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                             EMPLOYMENT AGREEMENT

    THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of February 26, 1998 between TeleTech Holdings, Inc., a Delaware corporation (collectively with its subsidiaries, "TeleTech"), and Morton H. Meyerson ("Employee").

                             W I T N E S S E T H:

    WHEREAS, TeleTech is engaged in the business of, among other things, providing customer care solutions on an outsourced or facilities management basis, primarily over the telephone and the Internet, using state-of-the-art computer and software systems, telephony integration and interactive voice response systems (collectively, the "BUSINESS");

    WHEREAS, TeleTech desires to employ Employee, and Employee desires to all as more fully described and subject to the terms and conditions set forth herein;

    WHEREAS, in consideration of TeleTech's employment of Employee, the terms, conditions and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employee and TeleTech agree to execute and be bound by this Agreement; and

    WHEREAS, Employee has had an opportunity to review the terms and conditions of this Agreement, to negotiate the terms hereof and to engage independent legal counsel on his behalf.

    NOW THEREFORE, intending to be legally bound, the parties hereto agree as follows:

    1. SCOPE OF EMPLOYMENT. TeleTech hereby employs Employee to provide, and Employee accepts employment with TeleTech and agrees to provide, advisory and on-going consulting services including, among other things, (a) strategic planning and advice regarding general management and operational matters, (b) the identification, hiring and compensation of senior level management, (c) the identification, contact and initiation of relationships with potential clients, technology suppliers and venture partners, and (d) such other matters as TeleTech's Chief Executive Officer may reasonably request from time to time (collectively, the "Services"). Employee agrees to devote such time and effort as may be necessary to adequately and properly perform the Services, as agreed by TeleTech and Employee; however, Employee is employed as and shall remain a part-time employee of TeleTech.

    2. COMPENSATION. In consideration of TeleTech's employment of Employee hereunder, TeleTech shall grant to Employee a Non-qualified Stock Option with respect to up to 365,744 shares


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which shall enable Employee (pursuant to the terms hereof and thereof) to retain net of exercise consideration and withholding tax up to 200,000 shares of TeleTech's common stock, par value $.01 per share, at an exercise price of $9.50 per share (the "Option"). The Option shall be subject to the terms and conditions of the TeleTech Holdings, Inc. Stock Plan, as Amended and Restated, and as it may hereafter be amended (the "Stock Plan"), and the Non-qualified Stock Option Agreement, in the form attached hereto as EXHIBIT A (the "Option Agreement"), to be executed concurrently with the execution of this Agreement.

    3. EXPENSES. TeleTech shall reimburse Employee for travel and out-of-pocket expenses actually and reasonably incurred by Employee in rendering the Services hereunder, subject to the approval of the Chairman of the Board of Directors of TeleTech.

    4. TERM AND TERMINATION. This Agreement shall commence on the date hereof and shall continue for ten years from the date hereof; PROVIDED HOWEVER that either party may terminate this Agreement upon 30 days' prior written notice to the other party.

    5.  CONFIDENTIAL INFORMATION.

        (a) Employee acknowledges that he will occupy a position of trust with TeleTech and that, as part of his employment, Employee will have access to or obtain certain Confidential Information (as defined herein). Employee acknowledges and agrees that (i) any and all Confidential Information obtained by Employee is the property of TeleTech and its affiliates and (ii) he shall not use or disclose, directly or indirectly, any Confidential Information to any person, other than such authorized personnel or agents of TeleTech or Employee as may be necessary for Employee's proper performance of the Services. Employee shall return to TeleTech, promptly upon termination of this Agreement or otherwise upon the request of TeleTech, all copies of any books, papers, documents, files or other materials containing or embodying any Confidential Information. The provisions of this Section 5 shall survive termination of this Agreement for any reason.

        (b) "Confidential Information" means all information, know-how, systems and procedures of a technical, business or financial nature developed or owned by or relating to the Business, including but not limited to all ideas, concepts, experimental and research data; computer software, data bases, files, documentation and related materials; service techniques and protocols, business and marketing plans; information relating to financial information, pricing, margins, call volumes, cost and sales information; contractual arrangements, advertising and promotions, market research data, client lists and other information about TeleTech's actual and prospective employees, clients, suppliers and competitors; patents and patent

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applications, inventions and improvements (whether patentable or not), development projects, designs, practices, processes, methods and techniques; and all other trade secrets and information of a confidential and proprietary nature.

    6. NON-SOLICITATION AND NON-INTERFERENCE. Employee acknowledges that TeleTech has invested substantial time and effort in assembling its present staff and agrees that, so long as this Agreement is in effect and for a period of 24 months thereafter, he shall not (irrespective of the time, manner or cause of termination of this Agreement), either directly or indirectly solicit, attempt to solicit or cause the solicitation or attempted solicitation of any employee of TeleTech respectively, to leave his or her employment and accept employment with Employee or any other person.

    7.  REASONABLENESS OF SCOPE; INJUNCTIVE RELIEF.

        (a) Employee agrees that the restrictions contained in Section 6 are reasonable as to time and geographic scope because of the nature of the Business.

        (b) Employee acknowledge that damages would be an inadequate remedy for Employee's breach of any of the provisions of Sections 5 or 6 and that any breach thereof will result in immeasurable and irreparable harm to TeleTech. Therefore, in addition to any other remedy to which TeleTech may be entitled by reason of Employee's breach or threatened breach of any such provision, TeleTech shall be entitled to seek and obtain a temporary restraining order, a preliminary and/or permanent injunction, or any other form of equitable relief from any court of competent jurisdiction restraining Employee from committing or continuing any breach of Section 5 or 6 without the necessity of posting a bond. It is further agreed that the existence of any claim or cause of action on the part of Employee against TeleTech, whether arising from this Agreement or otherwise, shall in no way constitute a defense to the enforcement of the provisions of this Section 7.

    8. INDEMNIFICATION. TeleTech agrees to indemnify and hold harmless Employee with respect to any claims or liabilities (including reasonable costs and expenses incurred in defending such claims or liabilities, including without limitation reasonable attorney's fees) that may be asserted or imposed against any Employee arising out of, relating to or in connection with the performance of the Services hereunder, except for any such claims that may be asserted or liabilities that may be imposed by virtue of Employee's gross negligence or willful misconduct.

    9. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been

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made upon the earliest to occur of (a) receipt, if made by personal service,
(b) two days after delivery to a reputable overnight courier service, (c) upon the delivering party's receipt of a written confirmation of a transmission made by facsimile, or (d) five days after being mailed by registered or certified air mail (postage prepaid, return receipt requested). All notices and other communications hereunder to (i) TeleTech shall be sent to its principal executive offices, to the attention of its Chief Executive Officer, and (ii) Employee shall be sent to his home address as then recorded on the books of TeleTech.

    10. GOVERNING LAW. This Agreement shall be governed as to its validity and effect by the laws of the State of Colorado, without regard to its choice of law rules.

    11. ARBITRATION. Any and all disputes arising out of or in any way relating to this Agreement, the Option and/or the Option Agreement will be decided by arbitration in Denver, Colorado by a single arbitrator who shall be a retired judge of the federal or State district courts of Colorado, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Discovery shall be limited to reasonable document requests.
All documents so requested shall be produced within 10 days after the requests are made. The arbitrator's decision shall be final and binding, and shall be enforceable upon the parties by any court of competent jurisdiction. The prevailing party shall be entitled to an award of fees and costs.

    12. SUCCESSORS AND ASSIGNS. This Agreement may not be assigned by any party without the prior written consent of all other parties; PROVIDED, HOWEVER, that this Agreement shall be binding upon and shall inure to the benefit of the heirs, executors and legal representatives of Employee, upon Employee's death, and any successor of TeleTech.

    13. INTEGRATION. This Agreement and the Option Agreement constitute the entire agreement between the parties with respect to the matters that are the subject hereof and supersede all prior oral or written understandings and agreements relating to its subject matter.

    14. NO MODIFICATION. This Agreement may be modified only by a written instrument executed by the parties, which is designated as an amendment to this Agreement.

    15. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

    16. SEVERABILITY. Any provision of this Agreement (or any portion thereof) that is deemed invalid, illegal or unenforceable

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in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.



                           [Signature Page Follows]

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    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                       TELETECH HOLDINGS, INC.


                                       By: /s/ Steven B. Coburn
                                          ------------------------------
                                          Name: Steven B. Coburn
                                          Title: Chief Financial Officer


                                       /s/ Morton H. Meyerson
                                       ---------------------------------
                                       Morton H. Meyerson

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